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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

MYOGEN, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
62856E 10 4
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	62856E 10 4	Page	2	of	26 Pages

1	NAMES OF REPORTING PERSONS: InterWest Partners VI, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		293,488

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		293,488

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	293,488

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 2 of 26 Pages

CUSIP No.	62856E 10 4	Page	3	of	26 Pages

1	NAMES OF REPORTING PERSONS: InterWest Investors VI, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		9,207

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		9,207

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	9,207

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	Less than 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 3 of 26 Pages

CUSIP No.	62856E 10 4	Page	4	of	26 Pages

1	NAMES OF REPORTING PERSONS: InterWest Management Partners VI, LLC (the General Partner of InterWest Partners VI, LP and InterWest Investors VI, LP)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		302,695

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		302,695

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	302,695

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Page 4 of 26 Pages

CUSIP No.	62856E 10 4	Page	5	of	26 Pages

1	NAMES OF REPORTING PERSONS: InterWest Partners VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		611,474

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		611,474

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	611,474

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 5 of 26 Pages

CUSIP No.	62856E 10 4	Page	6	of	26 Pages

1	NAMES OF REPORTING PERSONS: InterWest Investors VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		4,861

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		4,861

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	4,861

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	Less than 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 6 of 26 Pages

CUSIP No.	62856E 10 4	Page	7	of	26 Pages

1	NAMES OF REPORTING PERSONS: InterWest Investors Q VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		17,491

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		17,491

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,491

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	Less than 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 7 of 26 Pages

CUSIP No.	62856E 10 4	Page	8	of	26 Pages

1	NAMES OF REPORTING PERSONS: InterWest Management Partners VIII, LLC (the General Partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		633,826

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		633,826

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	633,826

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Page 8 of 26 Pages

CUSIP No.	62856E 10 4	Page	9	of	26 Pages

1	NAMES OF REPORTING PERSONS: John C. Adler (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		211

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		633,826

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		211

WITH:	8	SHARED DISPOSITIVE POWER:

		633,826

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	634,037

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by John C. Adler that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 26 Pages

CUSIP No.	62856E 10 4	Page	10	of	26 Pages

1	NAMES OF REPORTING PERSONS: Stephen C. Bowsher (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		591

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		633,826

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		591

WITH:	8	SHARED DISPOSITIVE POWER:

		633,826

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	634,417

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Stephen C. Bowsher that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 26 Pages

CUSIP No.	62856E 10 4	Page	11	of	26 Pages

1	NAMES OF REPORTING PERSONS: Harvey B. Cash (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		2,739

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		936,521

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,739

WITH:	8	SHARED DISPOSITIVE POWER:

		936,521

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	939,260

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 26 Pages

CUSIP No.	62856E 10 4	Page	12	of	26 Pages

1	NAMES OF REPORTING PERSONS: Christopher B. Ehrlich (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		117

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		633,826

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		117

WITH:	8	SHARED DISPOSITIVE POWER:

		633,826

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	633,943

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 26 Pages

CUSIP No.	62856E 10 4	Page	13	of	26 Pages

1	NAMES OF REPORTING PERSONS: Philip T. Gianos (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		4,315

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		936,521

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		4,315

WITH:	8	SHARED DISPOSITIVE POWER:

		936,521

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	940,836

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 13 of 26 Pages

CUSIP No.	62856E 10 4	Page	14	of	26 Pages

1	NAMES OF REPORTING PERSONS: W. Scott Hedrick (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		983

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		936,521

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		983

WITH:	8	SHARED DISPOSITIVE POWER:

		936,521

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	937,504

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 14 of 26 Pages

CUSIP No.	62856E 10 4	Page	15	of	26 Pages

1	NAMES OF REPORTING PERSONS: W. Stephen Holmes III (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,170

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		936,521

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,170

WITH:	8	SHARED DISPOSITIVE POWER:

		936,521

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	937,691

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 15 of 26 Pages

CUSIP No.	62856E 10 4	Page	16	of	26 Pages

1	NAMES OF REPORTING PERSONS: Gilbert H. Kliman (a Venture Member of InterWest Management Partners VI, LLC and a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,062

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		936,521

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,062

WITH:	8	SHARED DISPOSITIVE POWER:

		936,521

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	937,583

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 16 of 26 Pages

CUSIP No.	62856E 10 4	Page	17	of	26 Pages

1	NAMES OF REPORTING PERSONS: Robert R. Momsen (a Managing Director of InterWest Management Partners VI, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		804

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		302,695

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		804

WITH:	8	SHARED DISPOSITIVE POWER:

		302,695

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	303,499

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Robert R. Momsen that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 17 of 26 Pages

CUSIP No.	62856E 10 4	Page	18	of	26 Pages

1	NAMES OF REPORTING PERSONS: H. Ronald Nash (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		679

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		633,826

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		679

WITH:	8	SHARED DISPOSITIVE POWER:

		633,826

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	634,505

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 18 of 26 Pages

CUSIP No.	62856E 10 4	Page	19	of	26 Pages

1	NAMES OF REPORTING PERSONS: Arnold L. Oronsky (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		11,954

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		936,521

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		11,954

WITH:	8	SHARED DISPOSITIVE POWER:

		936,521

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	948,475

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 19 of 26 Pages

CUSIP No.	62856E 10 4	Page	20	of	26 Pages

1	NAMES OF REPORTING PERSONS: Thomas L. Rosch (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		1,974

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		633,826

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,974

WITH:	8	SHARED DISPOSITIVE POWER:

		633,826

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	635,800

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 20 of 26 Pages

CUSIP No.	62856E 10 4	Page	21	of	26 Pages

1	NAMES OF REPORTING PERSONS: Michael B. Sweeney (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		875

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		633,826

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		875

WITH:	8	SHARED DISPOSITIVE POWER:

		633,826

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	634,701

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 21 of 26 Pages

ITEM 1.
(a)	NAME OF ISSUER : Myogen, Inc.

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE :

7575 West 103rd Avenue, Suite 102, Westminster, CO 80021
ITEM 2.
(a)	NAME OF PERSON(S) FILING:

InterWest Partners VI, LP (“IWP VI”)
InterWest Investors VI, LP (“II VI”)
InterWest Management Partners VI, LLC (“IMP VI”)
InterWest Partners VIII, LP (“IWP VIII”)
InterWest Investors VIII, LP (“II VIII”)
InterWest Investors Q VIII, LP (“IIQ VIII”)
InterWest Management Partners VIII, LLC (“IMP VIII”)
John C. Adler (“Adler”)
Stephen C. Bowsher (“Bowsher”)
Harvey B. Cash (“Cash”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Robert R. Momsen (“Momsen”)
H. Ronald Nash (“Nash”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE :

2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP VI:	California
II VI:	California
IMP VI:	California
IWP VIII:	California
II VIII:	California
IIQ VIII:	California
IMP VIII:	California
Adler:	United States
Bowsher:	United States
Cash:	United States
Ehrlich:	United States
Gianos:	United States
Hedrick:	United States
Holmes:	United States
Kliman:	United States
Momsen	United States
Nash:	United States
Oronsky:	United States
Rosch:	United States
Sweeney:	United States

Page 22 of 26 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 62856E 10 4
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP VI (1)	II VI (2)	IMP VI (6)
Beneficial Ownership	293,488	9,207	302,695
Percentage of Class	0.7%	Less than 0.1%	0.7%
Sole Voting Power	293,488	9,207	302,695
Shared Voting Power	0	0	0
Sole Dispositive Power	293,488	9,207	302,695
Shared Dispositive Power	0	0	0

	IWP VIII (3)	II VIII (4)	IIQ VIII (5)	IMP VIII (7)
Beneficial Ownership	611,474	4,861	17,491	633,826
Percentage of Class	1.5%	Less than 0.1%	Less than 0.1%	1.5%
Sole Voting Power	611,474	4,861	17,491	633,826
Shared Voting Power	0	0	0	0
Sole Dispositive Power	611,474	4,861	17,491	633,826
Shared Dispositive Power	0	0	0	0

	Adler (8)	Bowsher (8)	Cash (9)	Ehrlich (8)
Beneficial Ownership	634,037	634,417	939,260	633,943
Percentage of Class	1.5%	1.5%	2.2%	1.5%
Sole Voting Power	211	591	2,739	117
Shared Voting Power	633,826	633,826	936,521	633,826
Sole Dispositive Power	211	591	2,739	117
Shared Dispositive Power	633,826	633,826	936,521	633,826

	Gianos (9)	Hedrick (9)	Holmes (9)	Kliman (9)	Momsen (10)
Beneficial Ownership	940,836	937,504	937,691	937,583	303,499
Percentage of Class	2.2%	2.2%	2.2%	2.2%	0.7%
Sole Voting Power	4,315	983	1,170	1,062	804
Shared Voting Power	936,521	936,521	936,521	936,521	302,695
Sole Dispositive Power	4,315	983	1,170	1,062	804
Shared Dispositive Power	936,521	936,521	936,521	936,521	302,695

	Nash (8)	Oronsky (9)		Rosch (8)	Sweeney (8)
Beneficial Ownership	634,505	948,475	**	635,800	634,701
Percentage of Class	1.5%	2.3%		1.5%	1.5%
Sole Voting Power	679	11,954		1,974	875
Shared Voting Power	633,826	936,521		633,826	633,826
Sole Dispositive Power	679	11,954		1,974	875
Shared Dispositive Power	633,826	936,521		633,826	633,826
**Includes 7,500 shares issuable to Oronsky pursuant to outstanding options exercisable within 60 days of December 31, 2005.

Page 23 of 26 Pages

ITEM 4. OWNERSHIP-Continued from prior page.
(1)	Includes 29,719 shares issuable pursuant to warrant exercise within 60 days of December 31, 2005.

(2)	Includes 932 shares issuable pursuant to warrant exercise within 60 days of December 31, 2005.

(3)	Includes 118,278 shares issuable pursuant to warrant exercise within 60 days of December 31, 2005.

(4)	Includes 944 shares issuable pursuant to warrant exercise within 60 days of December 31, 2005.

(5)	Includes 3,384 shares issuable pursuant to warrant exercise within 60 days of December 31, 2005.

(6)	IMP VI is the general partner of IWP VI and II VI.

(7)	IMP VIII is the general partner of IWP VIII, II VIII and IIQ VIII.

(8)	Bowsher, Rosch and Sweeney are Managing Directors of IMP VIII. Adler, Ehrlich and Nash are Venture Members of IMP VIII.

(9)	Cash, Gianos, Hedrick, Holmes, and Oronsky are Managing Directors of IMP VI and IMP VIII. Kliman is a Venture Member of IMP VI and a Managing Director of IMPVIII.

(10)	Momsen is a Managing Director of IMP VI.
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreements of IMP VI and IMP VIII, the members of such limited liability companies have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability companies.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9.NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.

Page 24 of 26 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date:  February 14, 2006

INTERWEST PARTNERS VI, LP

By:	InterWest Management Partners VI, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS VI, LP

By:	InterWest Management Partners VI, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS VI, LLC

By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST PARTNERS VIII, LP

By:	InterWest Management Partners VIII, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS VIII, LP

By:	InterWest Management Partners VIII, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS Q VIII, LP

By:	InterWest Management Partners VIII, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ John C. Adler

Name:	John C. Adler

By:	/s/ Stephen C. Bowsher

Name:	Stephen C. Bowsher

By:	/s/ Harvey B. Cash

Name:	Harvey B. Cash

By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich

By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos

By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick

By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

By:	/s/ Robert R. Momsen

Name:	Robert R. Momsen

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney

Page 25 of 26 Pages

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date:  February 14, 2006

INTERWEST PARTNERS VI, LP

By:	InterWest Management Partners VI, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS VI, LP

By:	InterWest Management Partners VI, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS VI, LLC

By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST PARTNERS VIII, LP

By:	InterWest Management Partners VIII, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS VIII, LP

By:	InterWest Management Partners VIII, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS Q VIII, LP

By:	InterWest Management Partners VIII, LLC

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ John C. Adler

Name:	John C. Adler

By:	/s/ Stephen C. Bowsher

Name:	Stephen C. Bowsher

By:	/s/ Harvey B. Cash

Name:	Harvey B. Cash

By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich

By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos

By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick

By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

By:	/s/ Robert R. Momsen

Name:	Robert R. Momsen

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney

Page 26 of 26 Pages